Exhibit 10.50

HYATT CORPORATION

Restricted Deferred Incentive Compensation Plan

(RDICP)

i

Table of Contents cont.

			Page
Section 7	Claims Procedures		7

	7.1	Presentation of Claim	7
	7.2	Notification of Decision	7
	7.3	Review of Denied Claim	8
	7.4	Decision on Review	8

ii

HYATT CORPORATION

Restricted Deferred Incentive Compensation Plan

(RDICP)

Section 1

General

1.1	History, Purpose and Effective Date. Hyatt Corporation, a Delaware corporation, and Hyatt Hotels Corporation, a Delaware corporation (“Hyatt Hotels”), have maintained the Hyatt Restricted Deferred Incentive Compensation Plan (the “Plan”) to reward superior individual and team performance. The following provisions constitute an amendment and restatement of the Plan, which was frozen with respect to participation and accruals on December 31, 2005. This restatement will be effective as of January 1, 2006.

1.2	The Employers and Their Affiliates. Hyatt Corporation, Hyatt Hotels, and any other corporation, partnership, joint venture or other employer, whether or not a member of a controlled group with Hyatt Corporation or Hyatt Hotels, which, with the written approval of Hyatt Corporation adopts the Plan are referred to below collectively as the “Employers” and individually as an “Employer”. The term “Affiliate” means any entity which is under common control with an Employer, managed by an Employer, or otherwise affiliated with an Employer in providing goods or services to third parties and which is designated as an “Affiliate” by the Plan Administrator (as described in subsection 1.3).

1.3	Plan Administration. Except as otherwise specifically provided below, the authority to control and manage the operation and administration of the Plan is vested in Hyatt Corporation (the “Administrator”); provided, however, that duties or responsibilities of the Administrator under the Plan may be delegated by the Administrator, by action of its president, to another person or persons. The Administrator shall have the power to interpret the Plan, resolve ambiguities, adopt rules and regulations and prescribe forms for carrying out the purposes and provisions of the Plan. Any interpretation of the Plan and any decision on any matter within the Administrator’s discretion made by the Administrator in good faith is binding on all persons. Neither the Administrator nor any person acting under the Plan shall be liable for any action or determination made in good faith with respect to the Plan.

1.4	Performance Period. The term “Performance Period” means the twelve-month period beginning on each January 1 and ending on the next December 31 of such year.

1.5	Notices. Any notice or document required to be given or filed with the Administrator shall be considered given or filed if delivered to the Administrator or mailed by certified mail, postage prepaid, to the Administrator in care of Hyatt Corporation at its principal executive offices.

1.6	Applicable Laws. The Plan shall be construed and administered in accordance with the internal laws of the State of Illinois.

1.7	Gender and Number. Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.

Section 2

Participation

2.1	Participation. Except as otherwise provided by an applicable employment agreement or other terms of employment, an “Eligible Employee” (as defined below) of an Employer shall be a Participant for any Performance Period for which he is designated as a Participant by the Administrator. The term “Eligible Employee” means for any Performance Period an individual employed for all or a portion of that period in one of the following Covered Positions:

(a)	a corporate officer of Hyatt Corporation at the rank of vice president or above,

(b)	an officer of Hyatt Hotels at the rank of regional vice president or above, or

(c)	such other positions as may be designed from time to time by the Administrator.

2.2	Plan Not Contract of Employment. The Plan does not constitute a contract of employment, and designation as a Participant for any Performance Period will not give any employee the right to be retained in the employ of an Employer or the right to again be designated as a Participant.

Section 3

Bonus Pool Calculation and Allocation

3.1	Bonus Pools. For each Performance Period, the Administrator may, but is not required to, establish formulae for a Base Award Pool and a Discretionary Award Pool for the allocation of Base Awards and Discretionary Awards, respectively. Any formula for any Performance Period may be modified at any time prior to the award of bonuses to individual Participants to the extent that the Administrator determines, in his sole discretion, that such modification is necessary or appropriate to recognize extraordinary income, or loss of income, due to unanticipated circumstances impacting the profitability of Hyatt Hotels.

3.2	Allocation of Base Award Pool. The Base Award Pool for any Performance Period will be allocated as Base Awards among Participants who are employed by an Employer on the last day of that Performance Period, pro rata, according to the Compensation (as defined in subsection 3.4) paid to them for that Performance Period; provided, however, that no Participant may receive more than 7% (or such other percentage as the Administrator may designated for that Performance Period) of the amount available for Base Awards for any Performance Period. Any amount which cannot be allocated to a Participant for any Performance Period by reason of the foregoing limitation will, subject to such limitation, be allocated as Base Awards among the other Participants for that Performance Period, pro rata, according to their Compensation.

3.3	Allocation of Discretionary Award Pool. The Discretionary Award Pool for any Performance Period shall be allocated as Discretionary Awards among Participants who are employed by an Employer on the last day of that Performance Period in such proportion as the Administrator shall, in his sole discretion, determine; provided, however, that the Administrator may, in his sole discretion, designate any employee of Hyatt Corporation or Hyatt Hotels who is not a Participant in the Plan to participant in the Discretionary Award Pool for any Performance Period. If an employee who is not a Participant in the Plan receives a Discretionary Award, such award shall be paid to the employee by his Employer in cash as soon as practicable after final accountings for the Performance Period has been completed, notwithstanding any provision of Section 4 to the contrary.

3.4	Compensation. For all purposes of the Plan, a Participant’s “Compensation” for any Performance Period means his regular base salary plus his annual cash incentive award earned while meeting the requirements of paragraph 2.1(a), (b) or (c) during that Performance Period. Compensation does not included extraordinary payments such as relocation pay and special bonuses.

Section 4

Payment of Awards

4.1	Source of Benefits. Any amount payable to or on account of a Participant under the Plan with respect to any Performance Period shall be paid from the general assets of the Employers, pro rata, according to the Compensation paid to the Participant by each Employer during that Performance Period. All rights of a participant created under the Plan shall constitute only unsecured contractual rights and each Participant shall be a general creditor of his Employer with respect to such rights.

4.2	Plan Accounting. The Administrator shall maintain a bookkeeping Account with respect to each Participant reflecting the amount of all awards made to the Participant under the Plan, together with interest or earnings from the last day of the Performance Period for which such award is made until the December 31st coinciding with or immediately preceding the date as of which such award is paid to or on account of the Participant. The Administrator shall credit a Participant’s Account as of each December 31st with interest at an effective annual rate equal to the 20-Year Treasury Rate plus 100 basis points. For purposes of this subsection 4.2, the 20-Year Treasury Rate shall be the average annual rate for 20-Year Treasury securities, constant maturity, as published in the Federal Reserve Statistical Release H15 for the calendar year prior to the year in which the December 31st interest credit is made. Should a Participant under the Plan leave prior to December 31st of a calendar year, the Participant’s Account shall be credited with earnings for the period from January 1st through such date at the annual rate in effect for the prior calendar year.

4.3	Retirement. If a Participant retires from employ of the Employers and their Affiliates after attainment of age 55 and completion of at least 10 years of Service (as defined in subsection 4.6) payment of the Participant’s Account balance under the Plan shall be made or commenced as soon as practicable thereafter. Notwithstanding the foregoing provision of this subsection 4.3, if a Participant’s employment is terminated for cause as determined by the applicable Employer in its sole discretion, all amounts otherwise payable to or on account of the Participant under the Plan shall be immediately forfeited.

4.4	Termination of Employment. If a Participant resigns or is dismissed from the employ of the Employers and their Affiliates prior to retirement in accordance with subsection 4.3:

(a)	Subject to paragraph (c) below, if he has completed at least 10 years of Service, he shall be entitled to his entire account balance commencing as soon as practicable after attainment of age 55.

(b)	If he has completed at least 5, but less than 10 years of Service, he shall forfeit any award (and any interest credited thereon) for any Performance Period ending during the two year period preceding his termination of employment. Subject to paragraph (c) below, the Participant shall be entitled to the remainder of his Account balance commencing as soon as practicable after his attainment of age 55.

(c)	His entire account balance under the Plan shall be forfeited if he has completed less than 5 years of Service or, regardless of his number of years of Service, if his employment is terminated for cause as determined by the applicable Employer in its sole discretion or if the Participant engages in conduct which is in violation of any terms or conditions of his employment, including terms and conditions relating to competition and disclosure of confidential information after termination of employment.

Forfeitures under this subsection 4.4 shall reduce the amount otherwise payable by an Employer and shall not be reallocated to other Participants.

4.5	Death and Disability. In the event of a Participant’s death prior to his termination of employment or his total and permanent disability, as determined by the Administrator, payment of his Account balance shall be made or commenced as soon as practicable after the date of his death or his total and permanent disability as defined by the Internal Revenue Code of 1986 as amended, Section 409A (“Code Section 409A”). If a Participant dies after his termination of employment but prior to the attainment of age 55, payment of his Account balance, to the extent not previously forfeited in accordance with subsection 4.4, shall be made or commenced as soon as practicable after his death. Amounts payable on account of a Participant’s death shall be payable to the beneficiary or beneficiaries designated by the Participant in writing filed with the Administrator or, if none, to the Participant’s estate.

4.6	Service. A Participant’s “Service” as of any date means the number of his continuous full years of employment as an Eligible Employee of the Employers. In the case of a Participant who participated in the Plan on July 1, 1988, Service shall also include all Service completed by the Participant prior to July 1, 1988.

4.7	Form of Payment. A Participant’s form of payments will depend on the election made for the amounts in a Grandfathered or Non-Grandfathered Account, as designated by the Administrator.

(a)	Non-Grandfathered Accounts. Any amount payable under this Section 4 shall be paid in a lump sum. Notwithstanding the foregoing, prior to the time he is entitled to a distribution pursuant to this Section 4, a Participant may elect to have the amount payable to him distributed in a single lump sum or in substantially equal annual installments not to exceed fifteen (15); provided, however, that such election shall not be effective unless it is twelve (12) months prior to the Participant’s termination date and will become effective on the 1st day of January at least twelve (12) months after the Plan’s receipt of the election and except as noted above in 4.5, the amount is not payable for at least five (5) years following the Participant’s termination date. Installment payments shall be treated as a single payment for purposes of Code Section 409A. Notwithstanding the provisions of this Subsection 4.7, the Administrator may accelerate any payment to or on account of a former employee to the extent necessary to relieve a severe financial hardship, and an Employer may accelerate or extend the time period during which any amount otherwise payable by it under the Plan to or on account of current or former employees is to be paid to the extent that the Employer determines such acceleration or extension to be in its best interest and not in violation of the requirements of Code Section 409A.

(b)	Grandfathered Accounts. Any amount payable under this Section 4 shall be paid in a lump sum. Notwithstanding the foregoing, prior to the time he is entitled to a distribution pursuant to this Section 4, a Participant may elect to have the amount payable to him distributed in a single lump sum or in substantially equal annual installments not to exceed fifteen (15); provided, however, that such election shall not become effective until the first day of the second calendar year following the calendar year in which the election is filed with the Administrator. Notwithstanding the provisions of this Subsection 4.7, the Administrator may accelerate any payment to or on account of a former employee to the extent necessary to relieve a severe financial hardship, and an Employer may accelerate or extend the time period during which any amount otherwise payable by it under the Plan to or on account of current or former employees is to be paid to the extent that the Employer determines such acceleration or extension to be in its best interest and not in violation of the requirements of Code Section 409A.

4.8	Nonalienation. Amounts payable with respect to any Participant under the Plan shall, upon the termination of the Participant from the employ of all Employers, be subject to the claims of, and may be assigned to, such Employer. Subject to the preceding sentence, any amount payable to any person under the Plan may be voluntarily or involuntarily assigned or alienated.

Section 5

Amendment or Termination

5.1	Amendments and Termination. Subject to the provisions of subsection 5.2, the Board of Directors of Hyatt Corporation may amend, modify or terminate the Plan at any time, provided that no amendment shall reduce a Participant’s interest in the Plan to less than amount equal to the amount he would have been entitled to receive if he had resigned from the employ of the Employers and Affiliates on the day of the amendment.

5.2	Participation Rights. No action under this Section 5 shall, without consent of the affected Participant, or in the event of his death his beneficiary, adversely affect the rights of the Participant or beneficiary with respect to any award which was credited to his Account under the Plan prior to the date of such action.

5.3	Successors. The obligations of the Employers under the Plan shall be binding upon any assignee or successor in interest thereto. No Employer shall merge or consolidate with any other corporation, or liquidate or dissolve, without making suitable arrangement for the payment of any benefits payable under the Plan.

5.4	409A Amendments. Notwithstanding anything to the contrary in the Plan, if and to the extent the Company shall determine that the terms of the Plan may result in the failure of the Plan or amounts deferred by or for any Participant under the Plan to comply with the requirements of Code Section 409A, or any applicable regulations or guidance promulgated by the Secretary of the Treasury, the Company and the Administrator shall each have authority to take such action to amend, modify, cancel or terminate the Plan or distribute any or all of the amounts deferred by or for a Participant as it deems necessary or advisable, including, without limitation:

(a)	any amendment or modification of the Plan to conform the Plan to the requirements of Code Section 409A or any regulations or other guidance thereunder (including, without limitation, any amendment or modification of the terms of any applicable to any Participant’s Account regarding the timing or form of payment).

(b)	immediate payment to the Participant of the amount otherwise payable to such Participant.

SECTION 6

Transfer of Plan Liabilities.

6.1	General. Hyatt Corporation, in its discretion, may agree to the transfer of liabilities under the Plan, relating to some or all of the Plan participants, to an Employer or Affiliate (or to a nonqualified deferred compensation plan maintained by such Employer or Affiliate). In the event of such a transfer, to the extent permitted by the law of assignment and assumption, all liability of Hyatt Corporation and the Employer under the Plan with respect to such Participants shall be extinguished.

6.2	Hyatt Corporation Spin-off. In connection with the spin-off (the “Spin-off”) in 2004 of Hyatt Corporation from the controlled group of H Group Holdings, Inc., the parties entered into that certain “Employee Benefits and other Employment Matters Allocation and Separation Agreement By and Among Hyatt Corporation, Hyatt Gaming Management, Inc., HCC Corporation, and Grand Victoria Casino & Resort, L.P.,” dated as of July 1, 2004 (the “Agreement”) and the Assignment, Assumption and Indemnity Agreement between, H Group Holding, Inc. and Hyatt Corporation (the “Assignment Agreement”) pursuant to which all liabilities for all current and future benefits under the Plan of all “Hyatt Retirees” as defined by the Agreement were irrevocably and unconditionally assumed by H Group Holdings, Inc., effective July 1, 2004. H Group Holding, Inc. and each of its direct and indirect subsidiaries have been designated Affiliates under the Plan and no distribution shall be made to any Hyatt Retiree on account of the Spin-off. Notwithstanding any other provision of this Plan to the contrary, no Hyatt Retiree shall be entitled to any Award under the Plan for any Performance Period beginning on or after January 1, 2004, but such Hyatt Retiree’s Account under the Plan, if any, shall continue to be credited with interest under subsection 4.2, subject to and in accordance with the provisions of the Plan. In accordance with subsection 6.1 of the Plan, to the extent permitted by the law of assignment and assumption, all liability of Hyatt Corporation under the Plan with respect to Hyatt Retirees is extinguished.

SECTION 7

Claims Procedures

7.1.	Presentation of Claim. Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Administrator a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant. The claim must state with particularity the determination desired by the Claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

7.2.	Notification of Decision. The Administrator shall consider a Claimant’s claim within a reasonable time, and shall notify the Claimant in writing:

(a)	that the Administrator’s requested determination has been made, and that the claim has been allowed in full; or

(b)	that the Administrator has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

(1)	the specific reason(s) for the denial of the claim, or any part of it;

(2)	specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(3)	a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and

(4)	an explanation of the claim review procedure set forth in Section 15.3 below.

7.3.	Review of a Denied Claim. Within sixty (60) days after receiving a notice from the Administrator that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Administrator a written request for a review of the denial of the claim. Thereafter, but not later than thirty (30) days after the review procedure began, the Claimant (or the Claimant’s duly authorized representative):

(a)	may review pertinent documents;

(b)	may submit written comments or other documents; and/or

(c)	may request a hearing, which the Administrator, in its sole discretion, may grant.

7.4.	Decision on Review. The Administrator shall render its decision on review promptly, and not later than sixty (60) days after the filing of a written request for review of the denial, unless a hearing is held or other special circumstances require additional time, in which case the Administrator’s decision must be rendered within one hundred twenty (120) days after such date. Such decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

(a)	specific reasons for the decision;

(b)	specific reference(s) to the pertinent Plan provisions upon which the decision was based; and

(c)	such other matters as the Administrator deems relevant.

Dated this 18th day of December, 2006.

Hyatt Corporation
A Delaware corporation

By	/s/ Mark Hoplamazian
Its	President